Exhibit 99.1

NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L : 713-529-6600
For Immediate Release	lelliott@drg-l.com / apearson@drg-l.com

Gastar Exploration Announces Lower Bossier Well -
Belin #2 Log Results

HOUSTON, March 8, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today that the Belin #2 well was successfully drilled to a depth of 19,650 feet and encountered approximately 130 net feet of pay in the lower Bossier formation within five separate sand intervals.  Gastar plans to complete the well in two initial zones and, depending upon the availability of frac stimulation services, expects the first of these initial completions to be on-line by the end of April.  The Belin #2 well is projected to cost approximately $11.0 million including the cost of the initial completions.  Gastar has a 67% before payout working interest (approximately 50% before payout net revenue interest) in the Belin #2 well.

J. Russell Porter, Gastar’s President and CEO, commented, “The Belin #2 well was drilled in a previously non-producing fault block on the Hilltop structure and confirms the presence of high-quality reservoirs in this downthrown fault block. As previously announced, we will drill the Belin #3 well while continuing to focus on the exploitation of the shallower Eaglebine and Glen Rose oil formations on this same acreage block.”

About Gastar Exploration
Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

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